Exhibit (d)(9)(B)

Notice of Termination of Subadvisory Agreement as to the

Growth Trust

Growth Opportunities Trust

International Growth Trust

Intrinsic Value Trust

Value Opportunities Trust

(each a Series of John Hancock Trust)

Grantham, Mayo, Van Otterloo & Co. LLC

Notice is hereby give pursuant to Section 7 of the Subadvisory Agreement (the “Agreement”) dated October 17, 2005, between John Hancock Investment Management Services, LLC and Grantham, Mayo, Van Otterloo & Co., LLC (“GMO”) that the Agreement as to the Growth Trust, Growth Opportunities Trust, International Growth Trust, Intrinsic Value Trust and Value Opportunities Trust is terminated effective as of the close of business on April 30, 2010. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after April 30, 2010.

Executed this 30th day of April, 2010.

John Hancock Investment Management Services, LLC

By:	/s/ Bruce R. Speca
Bruce R. Speca
Executive Vice President

GMO hereby waives its right to 60 days notice of such termination as provided for in Section 7 of this Agreement.

Grantham, Mayo, Van Otterloo & Co., LLC

By:	/s/ JB Kittredge
JB Kittredge
General Counsel

Accepted and Agreed to as of April 30, 2010

John Hancock Trust

By:	/s/ Hugh McHaffie